Option Exchange Program

1 Confidential Option Exchange Program 30% of our employees have “out-of-the-money” options. Anyone with options priced at $6.76 or higher may exchange them by Feb. 24, 2016 at 11:59PM Eastern time. • Program is voluntary • 1-for-1 exchange, including vested options • New option price will be closing price reported by NYSE at end of exchange period • New options vest monthly for 5 years; no cliff • All exchanged options (vested and unvested) become unvested 132 employees are eligible